SP FUNDS TRUST 485BPOS

Exhibit 99.(h)(9)

TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between SP FUNDS TRUST, a Delaware statutory trust (the “Trust”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, Fund Services is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain Fund Services to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (collectively, the “Funds”)

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Transfer Agent

The Trust hereby appoints Fund Services as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

(I)	Fund Services shall provide the following transfer agent and dividend disbursing agent services to the Trust with respect to each Fund:

A.	Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Fund’s prospectus and Statement of additional information (or similar disclosure documents) (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”).

B.	Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Pay proceeds upon receipt from the Fund's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

D.	Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

E.	Prepare and transmit payments or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

F.	Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

G.	Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal and dividend reinvestment).

H.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

I.	Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

J.	Prepare ad-hoc reports as necessary at prevailing rates.

K.	Mail shareholder reports and Prospectuses to current shareholders for whom Fund Services has direct access and appropriate registration information.

L.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

M.	Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

N.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

O.	Provide the total number of shares of the Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Trust, not Fund Services, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

P.	Answer correspondence from shareholders, securities brokers and others relating to Fund Services’ duties hereunder within required time periods established by applicable regulation.

Q.	Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which Fund Services is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

R.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.

S.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

(II)	Fund Services shall provide the following additional transfer agent services to the Trust with respect to each Fund for Internet Access, Vision Electronic Statement Service, Chat and INFORMATM

If the Fund so elects, Fund Services shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Digital Investor, Vision Electronic Statement Service, Chat and INFORMATM (Exhibit C) or the services described on Exhibit D.

The Fund hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits C or D are selected by the Fund, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits C or D, the exhibit shall control. The provisions of Exhibits C or D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

3.	Lost Shareholder Due Diligence Searches and Servicing

The Trust hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Trust as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit D hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes Fund Services to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.

4.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trust acknowledges that it had an opportunity to review and consider the written procedures provided by Fund Services describing various processes used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity and identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and identity theft prevention program responsibilities, are reasonably designed to help: (i) prevent the Trust from being used for money laundering or the financing of terrorist activities; (ii) prevent identity theft; and (iii) achieve compliance with the applicable provisions of the Bank Secrecy Act, the USA Patriot Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, and the implementing regulations thereunder (together “AML Rules”).

Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures, as applicable, on the Trust’s behalf, as such may be amended from time to time. It is contemplated that these Procedures will be amended from time to time by Fund Services and any such amended Procedures will be provided to the Trust. Should the Trust desire that Fund Services perform services not provided for in the Procedures, such additional services and the associated cost must be specifically detailed in the attached fee schedule.

The Trust acknowledges and agrees that although it is directing Fund Services to implement the Procedures on its behalf, Fund Services is implementing the Procedures as a service provider to the Trust and the Trust is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the AML Rules, or otherwise, such as, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer, as applicable.

The Trust further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Trust. The Trust has had the opportunity to discuss the Procedures with Fund Services, and the Trust understands and agrees which portions of the Procedures may not be implemented on behalf of the Trust. Without limitation of the foregoing, USB Fund Services GFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the National Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Trust and the intermediary.

The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Trust.

5.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit D hereto (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in Exhibit D as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of assets and property of the particular Fund involved.

6.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)	A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares;

(5)	All records of the Trust (including, without limitation, all shareholder and account records) provided to Fund Services by the Trust or by a prior transfer agent of the Trust are accurate and complete and Fund Services is entitled to rely on all such records in the form provided; and

(6)	The Trust has a reasonable belief that it knows the true identity of all shareholders of the Trust as of the date of this Agreement including, to the extent applicable, the beneficial owners of such shareholders, and Fund Services is entitled to rely on such identification by the Trust.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

7.	Standard of Care; Indemnification; Limitation of Liability

A.	Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Neither Fund Services nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing; or for any loss suffered by the Trust, a Fund, or any third party in connection with Fund Services’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ reasonable control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Fund Services or its affiliates and suppliers may sustain or incur or that may be asserted against Fund Services or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

8.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.	Proprietary and Confidential Information

A.	Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

B.	The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by Fund Services. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from Fund Services, shall not be subject to this paragraph.

C.	Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.

10.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. Notwithstanding the foregoing, Fund Services may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.

11.	Compliance with Laws

A.	The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Trust relating to its portfolio investments as set forth in its Prospectus and statement of additional information. Fund Services’ duties hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto. Further, the Trust agrees that it complies with any and all applicable local, state, federal, and international data protection laws, and confirms necessary and appropriate consents, disclosures and notices are in place to enable collection and processing of personal data by Fund Services. Fund Services’ functions hereunder shall not relieve the Trust of their primary day-to-day responsibility for assuring such compliance.

B.	The Trust shall immediately notify Fund Services if the investment strategy of any Fund materially changes or deviates from the investment strategy disclosed in the current Prospectus, or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.

C.	If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to Fund Services and the Trust the following provisions shall apply:

(1)	The parties agree Fund Services is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree Fund Services is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by Fund Services, the transfer of Personal Data to Fund Services, and the transfer of Personal Data by Fund Services to third countries or regulatory organizations.

(2)	The parties further agree the Trust is a “Data Controller” under GDPR and DPL, as applicable. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.

(3)	Fund Services shall process the Personal Data: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging Fund Services’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which Fund Services is subject. In the event Fund Services receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.

(4)	The Trust is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.

(5)	Fund Services shall:

i.	ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;

ii.	implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;

iii.	only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to Fund Services that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable[1];

iv.	beyond the initial appointment, inform the Trust of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Trust the opportunity to object;

v.	taking into account the nature of the processing, reasonably assist the Trust by appropriate technical and organizational measures, insofar as possible, to enable the Trust to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;

vi.	provide reasonable assistance to the Trust in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to Fund Services, and inform the Trust of Personal Data breaches without undue delay;

vii.	at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and

viii.	make available to the Trust all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.

(6)	Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.

1 For the avoidance of doubt, Fund Services’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

12.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that Fund Services is obligated under applicable law, regulation, or rule to continue following the termination.

13.	Term of Agreement; Amendment

A.	This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

B.	Subject to Section 14, this Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.	Fund Services may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause Fund Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Funds or the Trust (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that continued association with the Funds or the Trust would reflect unfavorably upon Fund Services’ reputation, provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.

D.	This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Trust’s Board of Trustees.

14.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement (in whole or with respect to one or more Funds) prior to the end of the then current term, the Trust agrees to pay the following fees with respect to each Fund subject to the termination:

a.	all monthly fees through the remaining term of the Agreement, including the repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all miscellaneous costs associated with a-c above.

15.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

17.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

18.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

20.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attn: President

Notice to the Fund shall be sent to:

20.	No Third Party Rights

Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any legal or equitable right, remedy or claim under or with respect to this Agreement.

21.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.	Limitation of Liability

The Trust is Delaware statutory trust organized in series of which each Fund constitutes one such series. Pursuant to the Agreement and Declaration of Trust of the Trust and Section 3804(a) of the Delaware Statutory Trust Act, there is a limitation on liabilities of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each Fund are enforceable against the assets of such Fund only, and not against the assets of the Trust generally or the assets of any other series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof are enforceable against the assets of such Fund.

SIGNATURES ON NEXT PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

SP FUNDS TRUST

By:	/s/ Irfan Chaudhry

Name:	Irfan Chaudhry

Title:	President

Date:	June 12, 2024

U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Gregory Farley

Name:	Gregory Farley

Title:	Sr. Vice President

Date:	June 28, 2024

Exhibit A

Transfer Agent Servicing Agreement

Separate Series of SP Funds Trust

Name of Series

SP Funds 2030 Target Date Fund

SP Funds 2040 Target Date Fund

SP Funds 2050 Target Date Fund

Exhibit B

Fund Transfer Agent Servicing Agreement

“As of” Processing Policy

Fund Services will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Fund Services will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.

Exhibit C

Transfer Agent Servicing Agreement

1.	Services and Definitions

A.	Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. To the extent offered by the Fund, Shareholders can access, among other information, account information and portfolio listings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.	“INFORMA Services” means the services that enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the systems known as Fan Web or Digital Investor (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.	“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.	“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.	“Chat” – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.	“Digital Investor” – An internet portal for Shareholder access (a successor to Fan Web)

H.	“Fan Web” – An internet portal for Shareholder access.

I.	Electronic Services shall consist of those services set out in paragraph A through H above (“Electronic Services”).

J.	“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.	Duties and Responsibilities of Fund Services

Fund Services shall:

A.	Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of Fund Services’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services for Electronic Services, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by Fund Services to the Electronic Services customers, as determined solely by Fund Services or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to Fund Services.

E.	Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.

F.	Prepare and process new account applications received through the Internet Service from shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the applicable Fund shall be responsible for any resulting gain/loss liability associated with the ACH process.

G.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.	Informa, Digital Investor, Fan Web, Vision, and E-Statement are provided by a third party (“Third Party Electronic Services”). Third Party Electronic Services utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. Fund Services will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.	Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which Fund Services becomes aware.

J.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to Fund Services in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.	Establish and provide to the Fund written procedures, which may be amended from time to time by Fund Services with the written consent of the Fund, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.	Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. Fund Services shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Fund with a copy of the auditor’s report promptly.

N.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.	Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.	Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.	Duties and Responsibilities of the Fund

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to Fund Services, for the Fund’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by Fund Services, and for the Fund’s failure to supply accurate information to Fund Services.

Also, the Fund shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by Fund Services.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide Fund Services with the name of the host of the Fund’s web site server and shall notify Fund Services of any change to the Fund’s web site server host.

C.	Provide Fund Services with such information and/or access to the Fund’s web site(s) as is necessary for Fund Services to provide the Electronic Services to End Users.

D.	Promptly notify Fund Services of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.

4.	Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Fund’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

Fund Services shall be compensated for providing the Electronic Services selected by the Fund from time to time in accordance with the fee schedule set forth in Exhibit D (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2, FUND SERVICES CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, Fund Services’ sole liability to a Fund, the Fund, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by Fund Services hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	Fund Services shall, at its sole cost and expense, defend, indemnify, and hold harmless the Fund and each Fund and the Fund’s trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, Fund Services shall, at its own option and expense, either (i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Exhibit C immediately on written notice to Fund Services.

D.	Because the ability of Fund Services to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, Fund Services shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. Fund Services shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by Fund Services or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless Fund Services selected the third party in bad faith or in a grossly negligent manner.

E.	Fund Services shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at Fund Services’ data center as determined by the records maintained by Fund Services.

F.	Notwithstanding anything to the contrary contained herein, Fund Services shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by Fund Services. Fund Services is entitled to presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. Fund Services will not be liable for any loss, liability, cost or expense for following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.	File Security and Retention; Confidentiality

A.	Fund Services and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to Fund Services for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Fund Files”). Fund Services’ security provisions with respect to the Electronic Services, the Fund’s web site(s) and the Fund Files will be no less protected than Fund Services’ security provisions with respect to its own proprietary information. Fund Services agrees that any and all Fund Files maintained by Fund Services for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to Fund Services, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. Fund Services will take such actions as are necessary to protect the intellectual property contained within the Fund’s web site(s) or any software, written materials, or pictorial materials describing or creating the Fund’s web site(s), including all interface designs or specifications. Fund Services will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Fund’s web site(s). In addition, Fund Services will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for Fund Services’ delivery of the Electronic Services.

B.	Fund Services shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of Fund Services. Fund Services will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that Fund Services uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Fund’s request, Fund Services shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, Fund Services will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY FUND SERVICES “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND FUND SERVICES EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by Fund Services in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D

Fund Transfer Agent Servicing Agreement Fee Schedule

Transfer Agent, Shareholder & Account Services Fee Schedule

Annual Service Charges to the Fund*

■	Base Fee per CUSIP	$24,000 for first CUSIP in Fund Complex
$16,000 each additional class CUSIP in Fund Complex

■	Open Accounts	$12.00 per open account

■	Closed (zero balance) Accounts	$2.50 per closed account

■	Daily Accrual Fund Accounts	$22.00 per open account

Annual Basis Point Fee per Fund Complex

1 basis point on the first $250 million

0.75 basis points on the next $250 million

0.50 basis points on the balance

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Services Included in Annual Basis Point Fee

■	Telephone Calls

■	Voice Response Calls

■	Manual Shareholder Transaction & Correspondence

■	Omnibus Account Transaction

■	Daily Valuation/Manual 401k Trade

■	NSCC System Interface

■	Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades.

■	Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters.

■	12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, CUSIP setup, CTI reporting, sales reporting & Rule 22c-2 reporting (MARS), electronic statements (Informa), EConnect Delivery, Shareholder Call review analysis, statement support, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Transfer Agent & Shareholder Services Additional Services Fee Schedule

Charges Paid by Investors

Shareholder accounts will be charged based upon the type of activity and type of account, including the following:

Qualified Plan Fees

■	$15.00 per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)

■	$25.00 per transfer to successor trustee

■	$25.00 per participant distribution (Excluding SWPs)

■	$25.00 per refund of excess contribution

■	$25.00 per reconversion/recharacterization

Additional Shareholder Paid Fees

■	$15.00 per outgoing wire transfer or overnight delivery

■	$5.00 per telephone exchange

■	$25.00 per return check or ACH or stop payment

■	$10.00 per statement year requested per account (This fee applies to research requests for statements older than the prior year)

Digital Investor

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.

■	Implementation

■	$17,500.00 –per fund group, Inquiry only - no transaction capabilities

■	$30,000.00 per fund group, base transactional and maintenance functionality

■	Three year minimum term

Description	Schedule
Annual Fee – Based on Login Volume
Up to 100,000	$30,000
100,000 – 999,999	$32,000
1,000,000+	$34,000
Activity Fees
Per Login	$0.008 per event
Login Challenge (email or SMS Text)	$0.06 per event
Inquiry	$0.15 per event
Account Maintenance	$0.25 per event
Transaction – financial transactions, duplicate statements requests, etc.	$0.50 per event
New Account Set-up	$3.00 per event
Bank Verification Attempt	$3.00 per event

Optional features with additional implementation fees and ongoing fees are available. A full feature list and quote is available upon request.

Informa Shareholder Electronic Statement Services

Electronic Confirm Presentation

eCDLY will load shareowner daily confirmations and send notification to consented shareowners of a new document to view.

■	Document Loading, Storage, and Access – $0.08 per statement

■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

■	Development & Implementation of Electronic Confirm Statements – $12,000 initial setup fee

Electronic Investor Statement Presentation

eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.

■	Document Loading, Storage, and Access – $0.08 per statement

■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

■	Development & Implementation of Electronic Investor Statements – $5,000 initial setup fee

Electronic Tax Presentation

eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.

■	Document Loading, Storage, and Access – $0.08 per statement

■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

■	Development & Implementation of Electronic Tax Statements – $5,000 initial setup fee

Electronic Compliance Presentation

eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.

■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement

■	Development & Implementation of Electronic Compliance Documents – $5,000 initial setup fee

Related Digital Investor Fees

■	View Consent Enrollment – $0.03 per transaction

■	Consent Enrollment – $0.13 per transaction

■	View Statements – $0.03 per view

Notes:

■	Statements presented as PDF documents

■	Statements will be loaded for all accounts, regardless of consent

■§	Three year minimum term

■	Storage for two years included in Document Loading, Storage and Access fee. Archive fee of $0.015 per document per year for three years and greater, if desired

Digital Investor customization charges apply

FAN Mail

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

■	Base Fee Per Management Company – file generation and delivery – $6,000 per year

■	Per Record Charge

●	Rep/Branch/ID – $.018

●	Dealer – $0.012

■	Price Files – $0.002 per record or $1.75 per user per month, whichever is less

Vision Electronic Statement Services

Online account access for broker/dealers, financial planners, and RIAs.

■	Account inquiry

●	Inquiry - $0.05 per event

●	Vision ID - $5.00 per month per ID

■	Transaction Processing*

●	Implementation Fee - $5,000 per Management Company

●	Transaction – purchase, redeem, and exchange - $0.50 per event

●	Monthly Minimum Charge - $500 per month

■	Electronic Statements*

●	Implementation- $5,000 per fund group

●	Load charges-$0.05 per image

●	Archive charge (for any image stored beyond 2 years)-$0.015 per document

*Vision ID and event charges also apply.

●	Threatmetrix Services:

Description	Monthly Schedule	Annualized
MFA Annual Product Fee

Below 1000 IDs	$125	$1,500
1000-3450 IDs	$208	$2,500
3451 IDs and above	$583	$7,000

Electronic Correspondence

Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.

■	$6 per Email

Client Web Data Access

U.S. Bank client on-line access to fund and investor data through U.S. Bank technology applications and data delivery and security software.

■	STAT – Statement and Tax Form Storage & Retrieval

●	Setup: $250 per user

●	Support: $100 per user per month

Additional Data Delivery Services

■	Ad Hoc/PowerSelect File Development

●	Standard ad-hoc select: $300 per file

●	Custom coded data for recurring, scheduled delivery: $200 per hour consultation and programming development

●	Support: $100 per file per month for recurring files/reports scheduled for delivery.

●	Recurring files scheduled for delivery via Pivot or Managed File Services.

■	Custom Electronic File Exchange (MFS delivery of standard TIP files)

●	Setup: $3,000 one-time fee

●	Support: $100 per file per month

Chat Services

■	Implementation Fee – $10,000

■	Monthly Fee – $500 per month

■	Per Chat Fee – $10 per chat or $0.75 per minute of chat

Electronic Form Delivery and Signature Capture

■	Implementation fee – $1,000 (includes 15 forms)

■	Additional setup fee – $75 for each additional form and email template

■	Form and fund logo modifications – $75 per form, $100 per updated Fund Logo

■	Monthly minimum fee – $100 per month

■	Per electronic envelope Fee – $6.00

Recordkeeping Application Access

■	Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers

●	$1,500 implementation

●	$500 per month

Programming Services

■	$200 per hour (subject to change)

■	Charges incurred for customized services based upon fund family requirements including but not limited to:

●	Fund setup programming (transfer agent system, statements, options, etc.)

●	Customized service development

●	Voice response system setup (menu selections, shareholder system integration, testing, etc.)

●	All other client specific customization and/or development services

Cost Basis Reporting

Annual reporting of shareholder cost basis for non-fiduciary direct accounts.

■	$1.00 per direct open account per year

CUSIP Setup

■	CUSIP Setup beyond the initial CUSIP – $1,500 per CUSIP

■	Expedited CUSIP Setup – $3,000 per CUSIP (Less than 35 days)

Fund Characteristic Change

■	Fund Name Change – $500 per fund/ per change

■	Fund CUSIP Change – $500 per fund/ per change